UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2020 (October 29, 2020)

FISKER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38625	82-3100340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1888 Rosecrans Avenue

Manhattan Beach, California 90266

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (833) 434-7537

Spartan Energy Acquisition Corp.

9 West 57th Street

43rd Floor

New York, NY 10019

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	FSR	The New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	FSR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

Due to the large number of events reported under the specified items of Form 8-K, this Current Report on Form 8-K is being filed in two parts. An amendment to this Form 8-K is being submitted for filing on the same date to include additional matters under Items 5.03 and 5.05 of Form 8-K.

On October 29, 2020 (the “Closing Date”), Fisker Inc., a Delaware corporation (f/k/a Spartan Energy Acquisition Corp.) (the “Company”), consummated the previously announced transaction (the “Business Combination”) pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated July 10, 2020 (the “Business Combination Agreement”), by and among the Company, Spartan Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, and Fisker Holdings Inc. (f/k/a Fisker Inc.) (“Legacy Fisker”).

As a result of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Merger Sub merged with and into Legacy Fisker, with Legacy Fisker surviving the merger as a wholly owned subsidiary of the Company (the “Merger Transaction”).

In connection with the consummation of the Business Combination (the “Closing”), the registrant changed its name from Spartan Energy Acquisition Corp. to Fisker Inc.

Certain terms used in this Current Report on Form 8-K have the same meaning as set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “Commission”) on October 5, 2020, as supplemented by the supplement to the definitive proxy statement filed with the Commission on October 15, 2020 (such proxy statement, as supplement, the “Proxy Statement”).

Item 2.01 of this Current Report on Form 8-K discusses the Closing and various other transactions contemplated by the Business Combination Agreement, and is incorporated herein by reference.

Item 1.01	Entry Into A Material Definitive Agreement.

Sponsor Agreement

In connection with the execution of the Business Combination Agreement, on July 10, 2020, Spartan Energy Acquisition Sponsor LLC (the “Sponsor”) entered into a Sponsor Agreement with the Company pursuant to which the Sponsor immediately prior to the Effective Time, automatically and irrevocably surrendered and forfeited to the Company, for no consideration and as a contribution to the capital of the Company, 441,176 shares of Class B Common Stock, par value of $0.0001 per share, of the Company (the “Sponsor Shares”), whereupon the Sponsor Shares were canceled.

The foregoing description of the Sponsor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsor Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Amended and Restated Registration Rights Agreement

In connection with the Closing, the Company, the Sponsor, Magna certain persons and entities holding securities of the Company (the “Initial Holders”) and certain stockholders of Legacy Fisker (the “New Holders” and together with the Initial Holders and Magna, the “Reg Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of October 29, 2020 (the “Amended and Restated Registration Rights Agreement”). Under the Amended and Restated Registration Rights Agreement, the Company is obligated within 30 calendar days after the Closing, to file a registration statement with the Commission to register the resale of up to approximately 202.9 million shares of the Company’s Class A Common Stock held by the Initial Holders, certain of the New Holders and Magna (the “Founders Registration Statement”). The Company agreed to use its reasonable best efforts to have the Founders Registration Statement become effective as soon as reasonably practicable after the filing thereof. Additionally, the Company agreed that, as soon as reasonably practicable after it is eligible to register the Reg Rights Holders’ securities on a registration statement on Form S-3, it will file a registration statement registering the resale of certain securities held by or issuable to the New Holders that were not included on the Founders Registration Statement (the “New Holders Registration Statement”) and the Company will use its reasonable best efforts to have the New Holders Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand up to three underwritten offerings and will be entitled to customary piggyback registration rights.

The foregoing description of the Amended and Restated Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Lock-Up Agreements

In connection with the Closing, certain investors in Legacy Fisker entered into agreements (the “Lock-Up Agreements”) pursuant to which they agreed, subject to certain customary exceptions, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, any shares of Class A Common Stock or any shares of Class B Common Stock held by them immediately after the Effective Time, including any shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock, or any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by them immediately after the Effective Time (“Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) through (c), collectively, “Transfer”) for 180 days after the Closing Date. Thereafter, until the 18 month anniversary of the Closing Date, subject to certain customary exceptions, each of Henrik Fisker and Dr. Geeta Gupta will also agree not to Transfer more than the lesser of (a) such number of Lock-Up Shares resulting in gross proceeds to him or her of $25,000,000 and (b) 10% of the Lock-Up Shares. Thereafter, until the two year anniversary of the Closing Date, subject to certain customary exceptions, each of Henrik Fisker and Dr. Geeta Gupta will also agree not to Transfer more than the number of Lock-Up Shares that, together with any amounts Transferred pursuant to the immediately preceding sentence, would constitute 80% of the Lock-Up Shares.

The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Lock-Up Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

PIPE Financing

In connection with the execution of the Business Combination Agreement, on July 10, 2020, the Company entered into separate Subscription Agreements with a number of subscribers, pursuant to which the subscribers agreed to purchase, and the Company agreed to sell to the subscribers, an aggregate of 50,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $500 million in a private placement.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the combined company following the Closing.

Further, under the Subscription Agreements, the Company is required to file a registration statement within 30 days after the Closing to register the resale of the PIPE Shares, and the Company will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Subscription Agreement, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01. The material terms and conditions of the Business Combination Agreement are described in the Proxy Statement in the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement,” which is incorporated herein by reference.

The Business Combination Agreement and the Business Combination was approved by the Company’s stockholders at a special meeting of the Company’s stockholders held on October 28, 2020 (the “Special Meeting”). On October 29, 2020, the parties to the Business Combination Agreement consummated the Merger Transaction.

At the Special Meeting, holders of 2,004,297 shares of the Company’s Class A Common Stock sold in its initial public offering (“public shares”) exercised their right to redeem those shares for cash at a price of approximately $10.40 per share, for an aggregate of approximately $20.8 million. The per share redemption price of $10.00 for public stockholders electing redemption was paid out of the Company’s Trust Account, which after taking into account the redemption, had a balance immediately prior to the Closing of approximately $569.1 million.

Immediately after giving effect to the Merger Transaction (including as a result of the redemptions described above, the conversion of all 13,358,824 outstanding Founder Shares into shares of Class A Common Stock on a one-for-one basis and the issuance of an additional 50,000,000 shares of Class A Common Stock in the PIPE Financing as described in Item 3.02 below), there were 277,258,103 shares of Common Stock, including 144,903,975 shares of Class A Common Stock and 132,354,128 shares of Class B Common Stock, issued and outstanding and warrants to purchase 47,234,454 shares of Class A Common Stock of the Company issued and outstanding (including the Magna Warrants (as defined below)). Upon the Closing, the Company’s Class A Common Stock and public warrants began trading on the New York Stock Exchange (“NYSE”) under the symbols “FSR” and “FSR WS,” respectively, and the Company’s public units automatically separated into their component securities and, as a result, no longer trade as a separate security and were delisted from the NYSE.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as the Company was immediately before the Merger Transaction, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the Company after the Company’s acquisition of Legacy Fisker in connection with the consummation of the Merger Transaction, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K, or some of the information incorporated herein by reference, contains statements that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on the Company’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report on Form 8-K, words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Current Report on Form 8-K and in any document incorporated by reference in this Report may include, for example, statements about:

•	the Company’s ability to maintain the listing of its Class A Common Stock on the NYSE following the Business Combination;

•

the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Business Combination;

•	the Company’s ability to enter into binding contracts with OEMs or tier-one suppliers in order to execute on its business plan;

•	the ability of the Company to execute its business model, including market acceptance of its planned products and services;

•

that the Company has identified a material weakness in its internal control over financial reporting which, if not corrected, could affect the reliability of the Company’s consolidated financial statements;

•	the Company’s expansion plans and opportunities;

•	the Company’s expectations regarding future expenditures;

•	the Company’s ability to raise capital in the future;

•	the Company’s ability to attract and retain qualified employees and key personnel;

•	the possibility that the Company may be adversely affected by other economic, business or competitive factors;

•	changes in applicable laws or regulations;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of the Company; and

•	other factors detailed under the section titled “Risk Factors” of the Proxy Statement and incorporated herein by reference.

The forward-looking statements contained in this Current Report on Form 8-K and in any document incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond the Company’s control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Proxy Statement in the section titled “Risk Factors,” which is incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of the Company is described in the Proxy Statement in the section entitled “Information About Fisker” beginning on page 173 of the Proxy Statement, and that information is incorporated herein by reference.

Strategic Collaborations

Magna

On October 14, 2020, Fisker and Spartan entered into a cooperation agreement with Magna setting forth certain terms for the development of a full electric vehicle (the “Cooperation Agreement”). The Cooperation Agreement sets out the main terms and conditions of the upcoming operational phase agreements (the “Operational Phase Agreements”) that will extend from the Cooperation Agreement and other agreements with Magna that are expected to be entered into by and between Fisker and Magna (or its affiliates). The upcoming Operational Phase Agreements referenced in the Cooperation Agreement relate to various platform and manufacturing agreements. The Cooperation Agreement provides that the Company would issue to Magna warrants to purchase Class A Common Stock in an amount equal to six percent (6%) of the capital stock of the Company on a fully diluted basis (which means for these purposes, after giving effect to the deemed conversion or exercise of all options, warrants and other convertible securities of the Company outstanding on the issuance date; provided, however, that the “public warrants” sold as part of the units issued by Spartan in its initial public offering which closed on August 14, 2018 shall not be deemed to be exercised for these purposes) after giving effect to the Merger and issuance of the warrants to purchase such shares to Magna, with an exercise price of $0.01 per share of (the “Magna Warrants”). On October 29, 2020, the Company issued to Magna 19,474,454 Magna Warrants. The Magna Warrants are subject to vesting as follows:

Milestones	Percentage of Warrants that Vest Upon Achievement
(i) Achievement of the “preliminary production specification” gateway as set forth in the Development Agreement; (ii) entering into the Platform Agreement; and (iii) entering into the Initial Manufacturing Agreement	33.3%
(i) Achievement of the “target agreement” gateway as set forth in the Development Agreement and (ii) entering into the Detailed Manufacturing Agreement, which will contain terms and conditions agreed to in the Initial Manufacturing	33.3%
Start of pre-serial production	33.4%

Additionally, the shares of Class A Common Stock underlying the Magna Warrants are entitled to registration rights under the Amended and Restated Registration Rights Agreement and Magna entered into a Lock-Up Agreement on the same terms as the other investors in Fisker.

The Cooperation Agreement, and all rights and obligations of the parties thereunder, shall terminate upon any termination of the Business Combination Agreement. Fisker and Magna have not entered into a binding definitive agreement for manufacturing of Fisker’s vehicles and there is no guarantee that such a binding definitive agreement will be reached.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Properties

In November 2020, Fisker moved its corporate headquarters from Torrance, California to Manhattan Beach, California, where Fisker occupies 72,649 square feet of space which it uses for an automobile design studio and general office purposes for its management, technology, product design, sales and marketing, finance, legal, human resources, general administrative and information technology teams. The lease term commenced on November 1, 2020 and will terminate on May 1, 2026. The Company has an option to extend the lease for an additional five years. The Company may be obligated to pay amounts in addition to the base rent in the form of an operating expense adjustment, contingent upon the Company’s operations reaching certain operating expenses thresholds.

The Company entered into a sublease agreement for 5,533 square feet of office and research and development space in San Francisco, California. The term of the sublease commenced on October 2, 2020 and will expire on March 31, 2024. The sublease does not expressly allow for renewal of the lease term.

The Company believes its existing facilities are adequate for its current requirements. The Company also believes it will be able to obtain additional or alternative space at other locations at commercially reasonable terms to support its continuing expansion.

The foregoing description of the sublease and lease agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of agreements, copies of which are attached hereto as Exhibits 10.7 and 10.8 and are incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business and operations and the Business Combination are described in the Proxy Statement in the section titled “Risk Factors” beginning on page 32 of the Proxy Statement, and are incorporated herein by reference.

Financial Information

Selected Historical Financial Information

The selected historical consolidated financial and operating data for the nine months ended September 30, 2019 and 2020 and the years ended December 31, 2018 and 2019, and the selected consolidated balance sheet as of September 30, 2020, and December 31, 2018 and 2019 for Legacy Fisker are set forth herein as Exhibit 99.1 and is incorporated herein by reference.

Unaudited Consolidated Financial Statements

The unaudited consolidated financial statements as of and for the nine months ended September 30, 2020 of Legacy Fisker set forth in Exhibit 99.2 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the Commission. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy Fisker’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Legacy Fisker as of and for the years ended December 31, 2018 and 2019, and the related notes included in the Proxy Statement and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2020 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Legacy Fisker prior to the Business Combination is included in the Proxy Statement in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fisker” beginning on page 160 of the Proxy Statement, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of the Company as of and for the nine months ended September 30, 2020 is set forth below.

The following discussion and analysis provides information that Fisker’s management believes is relevant to an assessment and understanding of Fisker’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial and Operating Data of Fisker” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited interim condensed consolidated financial statements as of September 30, 2020 and the nine-month periods ended September 30, 2020 and 2019, and the related respective notes thereto, included elsewhere in this Form 8-K or included in the proxy statement incorporated herein by reference. The discussion and analysis should also be read together with Fisker’s unaudited pro forma financial information for the year ended December 31, 2019 and the nine months ended September 30, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Fisker’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” elsewhere in this Form 8-K or included in the proxy statement incorporated herein by reference. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fisker” to “Fisker” and “the Company” refer to the business and operations of Legacy Fisker and its consolidated subsidiaries prior to the Business Combination and to Fisker and its consolidated subsidiaries, following the consummation of the Business Combination.

Overview

Fisker is building a technology-enabled, asset-light automotive business model that it believes will be among the first of its kind and aligned with the future state of the automotive industry. This involves a focus on vehicle development, customer experience, sales and service to change the personal mobility experience through technological innovation, ease of use and flexibility. The Company combines the legendary design and engineering expertise of Henrik Fisker — the visionary behind the iconic BMW Z8 sports car and the famed Aston Martin DB9 and V8 Vantage — to develop high quality electric vehicles with strong emotional appeal by engaging the consumer’s senses through the overall experience of Fisker vehicles. Central to Fisker’s business model is the Fisker Flexible Platform Agnostic Design (“FF-PAD”), a proprietary process that allows the development and design of a vehicle to be adapted to any given electric vehicle (“EV”) platform in the specific segment size. The process focuses on selecting industry leading vehicle specifications and adapting the design to crucial hard points on a third-party supplied EV platform and outsourced manufacturing to reduce development cost and time to market. Fisker believes it is well-positioned through its global premium EV brand, its renowned design capabilities and sustainability focus.

The Fisker Ocean is targeting a large and rapidly expanding “premium with volume” segment (meaning a premium automaker producing more than 100,000 units of a single model such as the BMW 3 Series or Tesla Model 3) of the electric SUV market. Fisker expects to begin production of the Ocean as early as the fourth quarter of 2022 and, through November 1, 2020, the Company has received over 9,100 paid reservations for the Ocean, including a fleet order of 300 cars placed by Viggo HQ ApS, a Danish ride-hailing company that provides 100% of their services via zero-emission vehicles (“Viggo”). The Fisker Ocean, a five-passenger vehicle with potentially a 250- to over 300-mile range and state-of-the-art autonomous driving capabilities, will be differentiated in the marketplace by its innovative and timeless design and a re-imagined customer experience delivered through an advanced software-based user interface. The Fisker Ocean is designed for a high degree of sustainability, using recycled rubber, eco-suede interior trim made from recycled polyester, and carpeting from fishing nets and plastic bottles recycled from ocean waste, among many other sustainable features. The optional features for the Ocean, including California Mode (patent pending), a solar photovoltaic roof and augmented reality “Head-up” display, resulted in the Fisker Ocean prototype being the most awarded new automobile at CES 2020 by Time, Newsweek, Business Insider, CNET and others.

Fisker believes its innovative business model, including “E-Mobility-as-a-Service” (“EMaaS”), will revolutionize how consumers view personal transportation and car ownership. Over time, Fisker plans to combine a customer-focused experience with flexible leasing options, affordable monthly payments and no fixed lease terms. Through an innovative platform sharing partnership strategy, Fisker believes that it will be able to significantly reduce the capital intensity typically associated with developing and manufacturing vehicles, while maintaining flexibility and optionality in component sourcing and manufacturing due to Fisker’s FF-PAD proprietary process. Through Fisker’s FF-PAD proprietary process, Fisker will partner with one or more industry-leading original equipment manufacturers (“OEMs”) and/or tier-one automotive suppliers for platform sharing and access to procurement networks, while focusing on key differentiators in innovative design, software and user interface. Fisker envisions a go-to-market strategy with both web- and app-based digital sales, loan financing approvals, leasing, and service management, with limited reliance on traditional brick-and-mortar “sales-and-service” dealer networks. Fisker believes that this customer-focused approach will drive revenue, user satisfaction and higher margins than competitors.

The Business Combination

Fisker entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”) with Spartan Energy Acquisition Corp. (“Spartan”) on July 10, 2020. Pursuant to the Business Combination Agreement, and assuming a favorable vote of Spartan’s stockholders, Spartan Merger Sub Inc. (“Merger Sub”), a newly formed subsidiary of Spartan, will be merged with and into Fisker (the “Business Combination”). Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease, Fisker will survive and become a wholly-owned subsidiary of Spartan (“Fisker”).

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Fisker will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Fisker’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Spartan will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to Fisker’s consolidated balance sheet at September 30, 2020) of $974 million, after stockholder redemptions, and including $500 million in gross proceeds from the private investment in public equity (“PIPE”) by Spartan. Total transaction costs are estimated at approximately $79 million. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition, immediately prior to the effective time of the Business Combination, Fisker caused the outstanding principal and accrued but unpaid interest due on its outstanding convertible notes, which amounted to approximately $10.9 million, and convertible equity security totaling $79 million, adjusted for changes in fair value, as of September 30, 2020, to be automatically converted into a number of shares of Fisker’s Class A Common Stock, and such converted convertible notes are no longer outstanding and ceased to exist at the effective time of the Business Combination. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fisker—Liquidity and Capital Resources—Debt.”

As a result of the Business Combination, Fisker is the successor to an SEC-registered and New York Stock Exchange-listed company, which requires Fisker to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Fisker expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, internal audit function, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees. While we expect to incur significant general and administrative expenses, Fisker will closely monitor its expenditures and take actions designed to improve our processes and manage our cash effectively to facilitate scalability for the design and manufacturing teams.

Key Trends, Opportunities and Uncertainties

Fisker is a pre-revenue company and believes that its future performance and success depends to a substantial extent on the ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of the Proxy Statement titled “Risk Factors,” which is incorporated herein by reference.

Partnering with Industry-Leading OEMs and/or Tier-One Automotive Suppliers

On October 14, 2020, Fisker and Spartan entered into a Cooperation Agreement with Magna International Inc. (“Magna”) setting forth certain terms for the development of a full electric vehicle (the “Cooperation Agreement”). The Cooperation Agreement sets out the main terms and conditions of the upcoming operational phase agreements (the “Operational Phase Agreements”) that will extend from the Cooperation Agreement and other agreements with Magna (or its affiliates) that are expected to be entered into by and between Fisker and Magna (or its affiliates). The upcoming Operational Phase Agreements referenced in the Cooperation Agreement relate to various platform and manufacturing agreements.

Fisker is currently in negotiations with Magna and several other industry-leading OEMs and tier-one automotive suppliers for platform sharing, component sourcing and manufacturing. This allows Fisker to focus on vehicle design, strong brand affiliation and a differentiated customer experience. Fisker intends to leverage one or more EV platforms to accelerate its time to market, reduce vehicle development costs and gain access to an established global supply chain of batteries and other components.

Fisker believes that its business model will reduce the considerable execution risk typically associated with new car companies. Through such platform sharing, component sourcing and manufacturing partnerships, Fisker believes it will be able to accelerate its time to market and reduce vehicle development costs. Fisker intends to meet timing, cost and quality expectations while optimally matching its cost structure with its projected production ramp by leveraging such partnerships and trained workforces. Remaining hardware agnostic allows for selection of partners, components, and manufacturing decisions to be based on both timeline and cost advantages and enables Fisker to focus on delivering truly innovative design features, a superior customer experience, and a leading user interface that leverages sophisticated software and other technology advancements.

Fisker continues to negotiate a potential relationship with several other industry-leading OEMs and tier-one automotive suppliers. Fisker intends to enter into agreements covering supply, engineering services (including tooling), and vehicle assembly, among other matters. Further, while Fisker has entered into the Collaboration Agreement with Magna, Fisker is strongly incentivized to promptly conclude negotiations with Magna and other OEM’s and tier-one automotive suppliers to meet its commercialization timeline. If Fisker is unable to enter into definitive operational agreements with Magna or other OEM’s agreements or if Fisker is only able to do so on terms that are unfavorable to it, there is no assurance that commercialization will occur within the anticipated timeframe or at costs consistent with production plans. Extended negotiation of the specific project-related agreements, the sourcing of components or labor at higher than anticipated cost, or any delays in sourcing suppliers of sustainable parts may delay Fisker’s commercialization plans or require it to change the anticipated pricing of its vehicles. Such delays could be caused by a variety of factors, some of which may be out of Fisker’s control. For example, the outbreak of the COVID-19 pandemic has severely restricted international travel, which may make it more difficult for Fisker to conclude agreements with partners outside the United States. See the section of the Proxy Statement entitled “Risk Factors— Risks Related to Fisker Fisker— faces risks related to health epidemics, including the recent COVID-19 pandemic, which could have a material adverse effect on our business and results of operations,” for more information. Unanticipated events, delays in negotiations by third parties and any required changes in Fisker’s current business plans could materially and adversely affect its business, margins and cash flows.

Market Trends and Competition

Fisker anticipates robust demand for the Fisker Ocean, based on its award-winning design, its unique sustainability features, the management team’s experience and know-how and, in particular, the growing acceptance of and demand for EVs as a substitute for gasoline-fueled vehicles. According to Bloomberg’s Electric Vehicle Outlook 2020, the global EV fleet is expected to increase at an estimated cumulative annual growth rate of approximately 26%, from less than 20 million vehicles in 2020 to more than 120 million by 2030, driven by worldwide governmental and private initiatives for growth. The EV market is highly competitive and Fisker believes the market will be broken down into three primary consumer segments: the white space segment, the value segment, and the conservative premium segment. See the section of the Proxy Statement entitled “Information About Fisker—Sales - Go to Market Strategy” for more information. Fisker expects to sell approximately 50% of its vehicles within the white space segment, appealing to customers who want to be part of the new EV movement and value sustainability and environmental, social, and governance (“ESG”) initiatives. Fisker believes that it will be well positioned to be the primary alternative to Tesla in this segment with the Ocean priced around the base price of the Model 3 and Model Y. While Fisker will compete with other EV startups, many of them are moving into the higher luxury priced segments due to the lack of volume pricing of components that Fisker expects to obtain through platform sharing partnerships with industry-leading OEMs and/or tier-one automotive suppliers. To expand market share and attract customers from competitors, Fisker must continue to innovate and convert successful research and development efforts into differentiated products, including new EV models.

Fisker is also working to quantify the sustainability advancements and claims that the Fisker brand would produce the most sustainable vehicles in the world, which it believes will be an increasingly important differentiator among a growing subset of consumers. In Fisker’s pursuit of these objectives, it will be in competition with substantially larger and better capitalized vehicle manufacturers. While Fisker believes that the low-capital-intensity platform sharing partnership strategy, together with direct-to-customer commercialization, provides the Company with an advantage relative to traditional and other established auto manufacturers, Fisker’s better capitalized competitors may seek to undercut the pricing or compete directly with Fisker’s designs by replicating their features. In addition, while Fisker believes that its strong management team forms the necessary backbone to execute on its strategy, the Company expects to compete for talent, as Fisker’s future growth will depend on hiring qualified and experienced personnel to operate all aspects of the business as it prepares to launch commercial operations.

Commercialization

Fisker currently anticipates commencing production of the Fisker Ocean in the fourth quarter of 2022, with initial customer deliveries in late 2022 at the earliest. Production commencement is dependent upon Fisker entering into definitive platform sharing agreements with one or more industry-leading OEMs and/or tier-one automotive suppliers. Failure to enter into these agreements timely could result in being unable to begin production in the timeframe anticipated. Through November 1, 2020, Fisker has received over 9,100 paid reservations, including a fleet order of 300 cars placed by Viggo, and over 40,000 indications of interest through the Flexee app (meaning the Flexee App has been downloaded and the potential purchaser has provided a contact phone number), reflecting the significant public interest in the Fisker Ocean.

Fisker plans to initially market its vehicles through its direct-to-consumer sales model, leveraging its proprietary Flexee app, which will serve as a one-stop-shop for all components of its EMaaS business model. Over time, Fisker plans to develop Fisker Experience Centers in select cities in North America and Europe, which will enable prospective customers to experience Fisker vehicles through test drives and virtual and augmented reality. Fisker also intends to enter, in each launch market, into third-party service partnerships with credible vehicle service organizations with established service facilities, operations and technicians. These companies’ services will be integrated into and booked via the Flexee app in order to create a hassle-free, app-based service experience for Fisker’s customers delivered at home, at work, or with a pick-up and delivery service booked online. For North America, as an example, Fisker has entered into a non-exclusive Memorandum of Understanding with Manheim related to fleet management services. Fisker will continue to seek opportunities to build the service partnership model.

Over time, Fisker aims to transform the EV sales model through the flexible lease model, under which customers will be able to utilize a vehicle on a month-to-month basis at an anticipated cost of $379 per month for the base model, with the ability to terminate the lease or upgrade their vehicle at any time. Development of a fleet of high value, sustainable EVs will allow Fisker to offer these flexible lease options to capture more customers. Fisker intends to require a non-refundable up-front payment of $3,000 under the flexible lease model, which the Company believes will reduce its cash flow risk and incentivize customers to keep their vehicles for a period of time. Assuming an eight-year expected vehicle life, Fisker anticipates that, over time, it will acquire a substantial fleet of used EVs available for sale or further flexible lease by Fisker, which it believes will enhance its ability to maintain its premium brand and pricing.

Fisker believes its digital, direct-to-consumer sales model reflects today’s changing consumer preferences and is less capital intensive and expensive than the traditional automotive sales models. Fisker’s commercialization strategy is, however, relatively novel for the car industry, which has historically relied on extensive advertising and marketing, as well as relationships with physical car dealership networks. Should Fisker’s assumptions about the commercialization of its vehicles prove overly optimistic or if the Company is unable to develop, obtain or maintain the direct-to-consumer marketing or service technology upon which its prospective customer base would rely, Fisker may incur delays to its ability to commercialize the Fisker Ocean. This may also lead Fisker to make changes in its commercialization plans, which could result in unanticipated marketing delays or cost overruns, which could in turn adversely impact margins and cash flows or require Fisker to change its pricing. Further, to the extent that Fisker doesn’t generate the margins it expects upon commercialization of the Fisker Ocean, Fisker may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to Fisker and its stockholders.

Regulatory Landscape

Fisker operates in an industry that is subject to and benefits from environmental regulations, which have generally become more stringent over time, particularly across developed markets. Regulations in Fisker’s target markets include economic incentives to purchasers of EVs, tax credits for EV manufacturers, and economic penalties that may apply to a car manufacturer based on its fleet-wide emissions ratings. See the section of the Proxy Statement entitled “Information about Fisker—Government Regulation and Credits” for more information. For example, a federal tax credit of $7,500 may be available to U.S. purchasers of Fisker vehicles, which would bring the effective estimated purchase price of the base Fisker Ocean model to approximately $30,000. Further, the registration and sale of Zero Emission Vehicles (“ZEVs”) in California will earn Fisker ZEV credits, which it may be able to sell to other OEMs or tier-one automotive suppliers seeking to access the state’s market. Several other U.S. states have adopted similar standards. In the European Union, where European car manufacturers are penalized for excessive fleet-wide emissions on the one hand and incentivized to produce low emission vehicles on the other, Fisker believes it will have the opportunity to monetize the ZEV technology through fleet emissions pooling arrangements with car manufacturers that may not otherwise meet their CO2 emissions targets. While Fisker expects environmental regulations to provide a tailwind to its growth, it is possible for certain regulations to result in margin pressures. For example, regulations that effectively impose EV production quotas on auto manufacturers may lead to an oversupply of EVs, which in turn could promote price decreases. As a pure play EV company, Fisker’s margins could be particularly and adversely impacted by such regulatory developments. Trade restrictions and tariffs, while historically minimal between the European Union and the United States where most of Fisker’s production and sales are expected, are subject to unknown and unpredictable change that could impact Fisker’s ability to meet projected sales or margins.

Basis of Presentation

Fisker currently conducts its business through one operating segment. As a pre-revenue company with no commercial operations, Fisker’s activities to date have been limited and were conducted primarily in the United States and its historical results are reported under U.S. GAAP and in U.S. dollars. Upon commencement of commercial operations, Fisker expects to expand its global operations substantially, including in the USA and the European Union, and as a result Fisker expects its future results to be sensitive to foreign currency transaction and translation risks and other financial risks that are not reflected in its historical financial statements. As a result, Fisker expects that the financial results it reports for periods after it begins commercial operations will not be comparable to the financial results included in this Form 8-K or those included in the Proxy Statement incorporated herein by reference.

Components of Results of Operations

Fisker is an early stage company and its historical results may not be indicative of its future results for reasons that may be difficult to anticipate. Accordingly, the drivers of Fisker’s future financial results, as well as the components of such results, may not be comparable to Fisker’s historical or projected results of operations.

Revenues

Fisker has not begun commercial operations and currently does not generate any revenue. Once Fisker commences production and commercialization of its vehicles, it expects that the significant majority of its revenue will be initially derived from direct sales of Fisker Ocean SUVs and, subsequently, from flexible leases of its vehicles.

Cost of Goods Sold

To date, Fisker has not recorded cost of goods sold, as it has not recorded commercial revenue. Once Fisker commences the commercial production and sale of its vehicles, it expects cost of goods sold to include mainly vehicle components and parts, including batteries, direct labor costs, amortized tooling costs, and reserves for estimated warranty expenses.

General and Administrative Expense

General and administrative expenses consist mainly of personnel-related expenses for Fisker’s executive and other administrative functions and expenses for outside professional services, including legal, accounting and other advisory services.

Fisker is rapidly expanding its personnel headcount, in anticipation of ramping up for commercial operations and becoming a public company upon the consummation of the Business Combination. Accordingly, in addition to the non-recurring transaction costs discussed above, Fisker expects its general and administrative expenses to increase significantly in the near term and for the foreseeable future. Upon commencement of commercial operations, Fisker also expects general and administrative expenses to include facilities, marketing and advertising costs.

Research and Development Expense

To date, Fisker’s research and development expenses have consisted primarily of external engineering services in connection with the design of the Fisker Ocean model and development of the first prototype. As Fisker ramps up for commercial operations, it anticipates that research and development expenses will increase for the foreseeable future as the Company expands its hiring of engineers and designers and continues to invest in new vehicle model design and development of technology.

Income Tax Expense / Benefit

Fisker’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Fisker maintains a valuation allowance against the recognized amount of its U.S. and state net deferred tax assets because Fisker believes the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of the Nine Months Ended September 30, 2020 to the Nine Months Ended September 30, 2019

The following table sets forth Fisker’s historical operating results for the periods indicated:

	Nine Months Ended September 30,
	2020	2019	$ Change	% Change
	(dollar amounts in thousands)
Operating costs and expenses:
General and administrative	$8,056	$2,882	$5,174	179.5%
Research and development	3,963	4,943	(980)	(19.8)%

Total operating costs and expenses	12,019	7,825	4,194	53.6%

Loss from operations	(12,019)	(7,825)	(4,194)	53.6%

	Nine Months Ended September 30,
	2020	2019	$ Change	% Change
	(dollar amounts in thousands)
Other income (expense):
Other income	15	—	15	n.m.
Interest income	13	7	6	n.m.
Interest expense	(1,326)	(20)	(1,306)	n.m.
Change in fair value of embedded derivatives	(406)	(9)	(397)	n.m.
Change in fair value of convertible equity security	(29,003)	—	(29,003)	n.m.
Foreign currency gain (loss)	122	(15)	137	n.m.

Total other income (expense)	(30,585)	(37)	(30,548)	n.m.

Net loss	$(42,604)	$(7,862)	$(34,742)	441.9%

n.m. = not meaningful.

General and Administrative

General and administrative expenses increased by $5.2 million or 179.5% from $2.9 million in the first nine months of 2019 to $8.1 million in the first nine months of 2020, primarily due a $4.2 million increase in professional fees, mainly success fees related to the issuance of our convertible equity security in July 2020.

Research and Development

Research and development expenses decreased by $0.9 million or 19.8% from $4.9 million through the first nine months of 2019 to $4.0 million through the first nine months of 2020. The decrease primarily reflected lower outside engineering costs due to IDG’s development of the demonstrator vehicle, which reduced expense by $1.8 million through the first nine months of 2020. Fisker’s arrangement with IDG terminated in September 2020 and, as a result, Fisker does not anticipate future reductions in research and development expenses.

Other Income

Other income increased by a nominal amount in the first nine months of 2020 from nil in the first nine months of 2019.

Interest Income

Interest income increased a nominal amount from the first nine months of 2019 to the first nine months of 2020.

Interest Expense

Interest expense was $1.3 million through the first nine months of 2020 and nominal in the first nine months of 2019, reflecting the issuance of convertible bridge notes, starting in the second half of 2019 through the first nine months of 2020.

Change in Fair Value of Embedded Derivatives

The change in fair value of embedded derivatives amounted to $0.4 million in the first nine months of 2020 compared to a nominal amount in the same nine-month period of 2019, reflecting the change in value of the embedded derivative relating to Fisker’s convertible bridge notes.

Change in Fair Value of Convertible Equity Security

The change in fair value of the convertible equity security, which was issued in July 2020, amounted to $29.0 million in the first nine months of 2020, reflecting the change in value of Class A Common Stock to be issued to the holder of the convertible equity security in the event of the consummation of the Business Combination.

Foreign Currency Gain (Loss)

Fisker recorded a foreign currency gain of $0.1 million in the first nine months of 2020 as compared to a nominal loss in the first nine months of 2019.

Net Loss

Net loss was $42.6 million in the first nine months of 2020, an increase of $34.7 million or 441.9% from $7.9 million in the first nine months of 2019, for the reasons discussed above.

Comparison of the Fiscal Year Ended December 31, 2019 to the Fiscal Year Ended December 31, 2018

The following table sets forth Fisker’s historical operating results for the periods indicated:

	Years Ended December 31,
	2019	2018	$ Change	% Change
	(dollar amounts in thousands)
Operating costs and expenses:
General and administrative	$3,626	$1,476	$2,150	145.7%
Research and development	6,962	1,939	5,023	259.1%

Total operating costs and expenses	10,588	3,415	7,173	210.0%

Loss from operations	(10,588)	(3,415)	(7,173)	210.0%
Other income (expense):
Other income (expense)	1	(21)	22	n.m.
Interest income	9	7	2	28.6%
Interest expense	(178)	(2)	(176)	n.m.
Change in fair value of embedded derivatives	(80)	—	(80)	n.m.
Foreign currency loss	(42)	(1)	(41)	n.m.

Total other expense	(290)	(17)	(273)	n.m.

Net loss	(10,878)	(3,432)	(7,446)	217.0%

Deemed dividend attributable to preferred stock	—	(1,222)	1,222	100.0%

Net loss attributable to common stockholders	$(10,878)	$(4,654)	$(6,224)	133.7%

n.m. = not meaningful.

General and Administrative

General and administrative expenses increased by $2.1 million or 145.7% from $1.5 million in 2018 to $3.6 million in the 2019, reflecting an increase in legal expenses of approximately $1.7 million due to general professional legal services and litigation expense and a one-time charge of $0.8 million for the settlement of a legal matter in the 2019 period.

Research and Development

Research and development expenses increased by approximately $5.0 million or 259.1% from $1.9 million in 2018 to $7.0 million in 2019, reflecting mainly a ramp-up in external engineering consulting in connection with the Fisker Ocean prototype design of approximately $4.4 million and an increase of internal research and development personal costs of approximately $0.6 million.

Other Income (Expense)

Other income (expense) increased from a nominal expense position in 2018 to a nominal income position in 2019.

Interest Income

Interest income increased a nominal amount from fiscal year 2018 to fiscal year 2019.

Interest Expense

Interest expense increased from nearly nil in 2018 to $0.2 million in 2019, reflecting the issuance of convertible bridge notes, as discussed above.

Change in Fair Value of Embedded Derivatives

The change in fair value of embedded derivatives was $0.1 million in 2019 (compared to nil in 2018), reflecting the change in value of the embedded derivative relating to Fisker’s convertible bridge notes.

Foreign Currency Loss

Foreign currency loss increased a nominal amount from fiscal year 2018 to fiscal year 2019.

Net Loss

Net loss was $10.9 million in 2019, an increase of $7.5 million from $3.4 million in 2018, for the reasons discussed above.

In 2018, Fisker also recorded a deemed dividend attributable to preferred stock in the amount of $1.2 million, resulting in net loss attributable to common stockholders of $4.7 million in that year. Fisker did not have a comparable impact in 2019.

Liquidity and Capital Resources

As of the date of this Form 8-K, Fisker has yet to generate any revenue from its business operations. To date, Fisker has funded its capital expenditure and working capital requirements through equity and debt capital, as further discussed below. Fisker’s ability to successfully commence commercial operations and expand its business will depend on many factors, including its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations.

As of September 30, 2020, Fisker’s cash and cash equivalents amounted to $45.0 million and its long-term debt amounted to $10.9 million. On a pro forma basis, upon stockholder approval and consummation of the Business Combination, Fisker’s cash and cash equivalents amount to approximately $1,018 million at September 30, 2020, after redemptions by Spartan stockholders.

Fisker expects its capital expenditures and working capital requirements to increase substantially in the near future, as it seeks to produce the Fisker Ocean EV model, develop its customer support and marketing infrastructure and expand its research and development efforts. Fisker believes that its cash on hand following the consummation of the Business Combination, including the net proceeds from Spartan’s cash in trust, and the PIPE will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this Form 8-K and sufficient to fund its operations until it commences production of the Fisker Ocean, assuming Fisker is able to do so as currently contemplated. Fisker may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. To the extent that Fisker’s current resources are insufficient to satisfy its cash requirements, Fisker may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Fisker expects, Fisker may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects. See Note 1 to the audited consolidated financial statements included elsewhere in this Form 8-K.

Going Concern

As of September 30, 2020, the Company evaluated whether there were any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months. Since inception, the Company has incurred significant losses of approximately $60.5 million. The Company expects to continue to incur significant operating losses for the foreseeable future. As of September 30, 2020, the Company had approximately $45.0 million in cash and cash equivalents. The Company has historically funded its operations primarily through the sale of convertible debt and equity securities. However, given the anticipated cash received from the Business Combination and timing of expenditure assumptions, the Company currently expects that its cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months.

Debt

Fisker had $10.0 million of principal in convertible bridge notes outstanding on September 30, 2020. The convertible bridge notes are due July 29, 2021, with simple interest rate of 5% per annum. In June 2020, Fisker amended the terms of its convertible bridge notes to provide that a transaction with a Special Purpose Acquisition Corporation (“SPAC”), which includes the Business Combination, prior to repayment or conversion in full of the notes, would result, immediately prior to such SPAC transaction, in the automatic conversion of the outstanding principal and any accrued but unpaid interest under the convertible bridge notes into shares of Legacy Fisker’s Class A Common Stock (or, at the election of the Company, directly into proceeds paid to the holders of Legacy Fisker’s Class A Common Stock in connection with such SPAC transaction) at a price per share that is 75% of the price per share of Legacy Fisker’s Class A Common Stock paid in such SPAC transaction. Immediately prior to the Close, the outstanding principal and any accrued but unpaid interest under the convertible bridge notes were converted into 1,361,268 shares of Class A Common Stock.

Cash Flows

The following table provides a summary of Fisker’s cash flow data for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(dollar amounts in thousands)
Net cash used in operating activities	$(7,941)	$(4,911)	$(7,260)	$(3,417)
Net cash used in investing activities	(224)	(14)	(14)	(48)
Net cash provided by financing activities	51,283	1,089	3,586	7,614

Cash Flows used in Operating Activities

Fisker’s cash flows used in operating activities to date have been primarily comprised of costs related to research and development, payroll and other general and administrative activities. As Fisker continues to ramp up hiring ahead of starting commercial operations, Fisker expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

Net cash used in operating activities was $7.9 million in the nine months ended September 30, 2020, an increase from $4.9 million net cash used in the nine months ended September 30, 2019.

Net cash used in operating activities was $7.3 million in 2019, up from $3.4 million in 2018.

Cash Flows used in Investing Activities

Fisker’s cash flows from investing activities, to date, have been comprised mainly of purchases of property and equipment and have not been material. Fisker expects these costs to increase substantially in the near future as it ramps up activity ahead of commencing commercial operations.

Fisker had $0.2 million of investing cash flow activity in the nine months ended September 30, 2020 compared to a nominal amount of cash used in the nine months ended September 30, 2019. Net cash used in investing activities were also nominal for the years ended 2019 and 2018.

Cash Flows from Financing Activities

Through September 30, 2020, Fisker has financed its operations primarily through the sale of equity securities, and, to a lesser extent, convertible notes.

Net cash from financing activities was $51.3 million in the first nine months of 2020, reflecting mainly the issuance of $46.5 million in convertible equity securities, net of payments of $3.5 million to advisors, and $1.1 million in the comparative period of 2019. Net cash from financing activities was $3.6 million in 2019, reflecting mainly proceeds from the issuance of convertible notes. Net cash from financing activities was $7.6 million in 2018, mainly reflecting net proceeds from the issuance of equity securities.

Contractual Obligations and Commitments

The following table summarizes Fisker’s contractual obligations and other commitments for cash expenditures as of September 30, 2020, and the years in which these obligations are due:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
	(Dollar amounts in thousands)
Contractual Obligations:
Convertible bridge notes(1)	$10,015	$10,015	$—	$—	$—

Total	$10,015	$10,015	$—	$—	$—

(1)	Amounts do not include interest, which accrues at a simple interest rate of 5% per annum, payable upon demand following maturity or at the time of conversion, whichever is earlier.

As of September 30, 2020, Fisker leased its headquarters space in the Los Angeles area under a single lease classified as an operating lease expiring on December 31, 2020. Subsequent to September 30, 2020, the Company executed two new leases for office space in the cities of Manhattan Beach and San Francisco, California over initial lease terms ranging from 42 months to 66 months.

Off-Balance Sheet Arrangements

Fisker is not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

Fisker’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In the preparation of these financial statements, Fisker is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Fisker considers an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements.

Fisker’s significant accounting policies are described in Note 2 to its audited consolidated financial statements included elsewhere in this Form 8-K. Because Fisker is a pre-revenue company without commercial operations, management believes it does not currently have any critical accounting policies or estimates. Management believes that the accounting policies most likely to become critical in the near future are those described below.

Stock-Based Compensation and Common Stock Valuation

Fisker recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. Fisker reverses previously recognized costs for unvested options in the period that forfeitures occur. Fisker determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Expected Term—Fisker uses the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As Fisker’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as Fisker has never paid any cash dividends on common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Common Stock Valuations

Prior to the Business Combination, the grant date fair value of Fisker common stock was determined by the Board of Directors with the assistance of management and a third-party valuation specialist. Given its pre-revenue stage of development, management utilized that an Option Pricing Model (“OPM”) as the most appropriate method for allocating enterprise value to determine the estimated fair value of the Common Stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding Fisker’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Now that Fisker’s stock is publicly traded, the Board of Directors intends to determine the fair value of Fisker common stock based on the closing market price on or around the date of grant.

Valuation of the Convertible Equity Security

Fisker measures convertible equity security at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the convertible equity security uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. The fair value of the convertible equity security represents the fair value of the potential common stock to be issued to the holder of the convertible equity security in the event of the Business Combination. The significant unobservable input used in the fair value measurement of the Company’s convertible equity security is the probability of the Company’s closing of the Business Combination, which would trigger conversion of the convertible equity security. The Company assessed the probability of completing the Business Combination at 85% and the probability of not completing the Business Combination at 15%. Based on that assessment, the Company calculated the weighted fair value of the shares at approximately $79.0 million at September 30, 2020.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Spartan is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, Fisker expects to remain an emerging growth company at least through the end of the 2020 fiscal year and Fisker expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Fisker’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements included elsewhere in this Form 8-K or in the proxy statement incorporated herein by reference for more information about recent accounting pronouncements, the timing of their adoption, and Fisker’s assessment, to the extent it has made one, of their potential impact on Fisker’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Fisker has not, to date, been exposed to material market risks given its early stage of operations. Upon commencing commercial operations, Fisker expects to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to interest rates or valuation of financial instruments, among others.

Foreign Currency Risk

Fisker’s functional currency is the U.S. dollar, while certain of Fisker’s current and future subsidiaries are expected to have functional currencies in Euro and British pound sterling, reflecting their principal operating markets. Once Fisker commences commercial operations, it expects to be exposed to both currency transaction and translation risk. For example, Fisker expects its contracts with OEMs and/or tier-one automotive suppliers to be transacted in Euro or other foreign currencies. In addition, Fisker expects that certain of its subsidiaries will have functional currencies other than the U.S. dollar, meaning that such subsidiaries’ results of operations will be periodically translated into U.S. dollars in Fisker’s consolidated financial statements, which may result in revenue and earnings volatility from period to period in response to exchange rates fluctuations. To date, Fisker has not had material exposure to foreign currency fluctuations and has not hedged such exposure, although it may do so in the future.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company upon the Closing by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company upon the Closing;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group upon the Closing.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership, the Company deemed outstanding shares of its Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the Closing Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage ownership of Common Stock is based on 277,258,103 shares of Common Stock outstanding, comprised of 144,903,975 shares of Class A Common Stock and 132,354,128 shares of Class B Common Stock outstanding as of the Closing Date.

Unless otherwise indicated and subject to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Fisker Inc., 1888 Rosecrans Avenue, Manhattan Beach, California 90266.

Name and Address of Beneficial Owners	Number of shares of Class A Common Stock	%	Number of shares of Class B Common Stock	%	% of Total Voting Power **
Five Percent Holders
Magna International Inc.(1)	19,474,454	6.6	—	—	—
Current Directors and Named Executive Officers
Henrik Fisker(2)	8,391,743	2.9	66,177,064	50.0	45.4
Dr. Geeta Gupta(3)	8,432,486	3.0	66,177,064	50.0	45.4
Wendy J. Greuel(4)	1,981	*	—	—	—
Mark E. Hickson(5)	1,415	*	—	—	—
William R. McDermott(6)	849	*	—	—	—
Roderick K. Randall(7)	3,510,633	1.3	—	—	—
Nadine I. Watt(8)	368,671	*	—	—	—
All Directors and Executive Officers as a Group (8 Individuals)	20,721,359	7.3	132,354,128	100.0	90.8

*	Less than one percent.
**

Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, as a single class. Each share of Class B Common Stock is entitled to ten votes per share and each share of Class A Common Stock is entitled to one vote per share. For more information about the voting rights of Common Stock, see the section titled “Description of Securities” in the Proxy Statement.

(1)	Consists of warrants to purchase 19, 474,454 shares of Class A Common Stock. The business address for this securityholder is 337 Magna Drive, Aurora, Ontario, L4G 7K1, Canada.
(2)

Consists of (i) 66,177,064 shares of Class B Common Stock, (ii) 50% of the 941,518 shares (470,759 shares) of Class A Common Stock held by HF Holdco, LLC, and (iii) 7,920,984 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days after the Closing Date. Mr. Fisker, a member of the Board of Directors serves as a Member of HF Holdco, LLC and as such, has shared voting and dispositive power with respect to the shares held by HF Holdco, LLC. and may be deemed to beneficially own the shares of Common Stock held by HF Holdco, LLC.

(3)

Consists of (i) 66,177,064 shares of Class B Common Stock, (ii) 50% of the 941,518 shares (470,759 shares) of Class A Common Stock held by HF Holdco, LLC, and (iii) 7,961,727 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days after the Closing Date. Dr. Gupta, a member of the Board of Directors serves as a Member of HF Holdco, LLC and as such, has shared voting and dispositive power with respect to the shares held by HF Holdco, LLC. and may be deemed to beneficially own the shares of Common Stock held by HF Holdco, LLC.

(4)	Represents shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days after the Closing Date.
(5)	Represents shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days after the Closing Date.
(6)	Represents shares of Class A Common Stock issuable upon the exercise of options exercisable within 60 days after the Closing Date.
(7)

Consists of (i) 1,829,662 shares of Class A Common Stock, (ii) 108,105 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days after the Closing Date, (iii) 1,543,275 shares of Class A Common Stock held by the Randall Group’s Series Fisker, and (iv) 29,591 shares of Class A Common Stock held by the Randall Group’s Fisker Series C. Mr. Roderick Randall, a member of the Board of Directors, is the Managing Director of the Randall Group’s Series Fisker and Fisker Series C (the “Randall Group”). As Managing Director of the Randall Group, Mr. Randall has voting and dispositive power with respect to the shares held by the Randall Group and he may be deemed to beneficially own the shares of common stock held by the Randall Group.

(8)

Consists of (i) 366,690 shares of Class A Common Stock held by the Nadine Watt Jameson Family Trust, of which Ms. Watt is the trustee, and (ii) 1,981 shares of Class A Common Stock issuable upon the exercise of stock options exercisable within 60 days after the Closing Date. Ms. Watt is the sole trustee of the Nadine Watt Jameson Family Trust and holds sole voting and dispositive power with respect to the shares held of record by Nadine Watt Jameson Family Trust.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers after the Closing are described in the Proxy Statement in the section titled “Management After the Business Combination” beginning on page 219 and that information is incorporated herein by reference.

Board Composition

As previously disclosed, at the Special Meeting, on October 28, 2020, Henrik Fisker, Dr. Geeta Gupta, Wendy J. Greuel, Mark E. Hickson, William R. McDermott, Roderick K. Randall and Nadine I. Watt were elected by the Company’s stockholders to serve as directors effective immediately upon the Closing.

Effective as of the Effective Time, in connection with the Business Combination, the size of the board of directors of the Company (the “Board”) was increased from five to twelve members, and Henrik Fisker, Dr. Geeta Gupta, Wendy J. Greuel, Mark E. Hickson, William R. McDermott, Roderick K. Randall and Nadine I. Watt were appointed to fill the vacancies on the Board and serve as directors of the Company. Upon the Closing, Geoffrey Strong, John J. MacWilliams, Robert C. Reeves, John M. Stice and Jan C. Wilson resigned as directors of the Company and the size of the Board was decreased from twelve members to seven.

In addition, Wendy J. Greuel and Roderick K. Randall were appointed to serve as Class I directors, with terms expiring at the Company’s first annual meeting of stockholders following the Closing; Dr. Geeta Gupta, William R. McDermott and Nadine I. Watt were appointed to serve as Class II directors, with terms expiring at the Company’s second annual meeting of stockholders following the Closing; and Henrik Fisker and Mark E. Hickson were appointed to serve as Class III directors, with terms expiring at the Company’s third annual meeting of stockholders following the Closing. Biographical information for these individuals is set forth in the Proxy Statement in the section titled “Management After the Business Combination” which information is incorporated herein by reference.

Director Independence

The Board has determined that Wendy J. Greuel, Mark E. Hickson, William R. McDermott, Roderick K. Randall and Nadine I. Watt are independent as defined under the listing standards of NYSE.

Committees of the Board of Directors

Effective upon the Closing, the standing committees of the Board consist of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Upon the Closing, the Board appointed Wendy J. Greuel, Mark E. Hickson and William R. McDermott to serve on the Audit Committee, with Ms. Greuel as chairperson. The Board appointed Nadine I. Watt and Roderick K. Randall to serve on the Compensation Committee, with Ms. Watt as chairperson. The Board appointed Mark E. Hickson to serve on the Nominating and Corporate Governance Committee, with Mr. Hickson as chairperson.

Executive Officers

Effective as of the Closing, each of Geoffrey Strong and James Crossen, resigned as the Chief Executive Officer and Chief Financial Officer and Chief Accounting Officer of the Company, respectively. Effective as of the Closing, the Board appointed Henrik Fisker to serve as Chairman of the Board, President and Chief Executive Officer, Dr. Geeta Gupta to serve as Chief Financial Officer and Dr. Burkhard J. Huhnke to serve as Chief Technology Officer. Biographical information for these individuals is set forth in the Proxy Statement in the section titled “Management After the Business Combination” which information is incorporated herein by reference.

Director Compensation

The Board adopted an Outside Director Compensation Policy (the “Policy”), effective as of the consummation of the Business Combination, which Policy sets forth the terms upon which non-employee directors will be compensated for their service on the Board. Under the terms of the Policy, each non-employee director will receive an annual cash retainer of $50,000 and the lead independent director (if applicable) will receive an additional annual cash retainer of $25,000. The chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $25,000, $18,000 and $10,000, respectively. Other members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $10,000, $7,500 and $5,000, respectively.

Under the terms of the Policy, (a) on the date of each annual meeting of the Company, each continuing non-employee director will also receive a grant of restricted stock units having a value of $200,000, vesting in equal quarterly installments over the 12-month period following the grant date, and (b) on the date any non-employee director is newly elected or appointed, such person will receive a grant of restricted stock units having a value of $200,000, pro-rated based on the number full months that are expected to lapse between such appointment date and the next annual meeting of the Company and vesting in equal installments on each full quarterly anniversary from the Company’s last annual meeting that are expected to lapse between the director’s election or appointment and the next annual meeting, subject in each case to such director’s continued service as a member of the Board through each applicable vesting date. Restricted stock units granted under the Policy will automatically vest on a change in control of the Company during the director’s service period. Under the terms of the Policy, non-employee directors may elect to convert all or a portion of their annual cash retainer for Board service (not including any annual retainer that a director may receive for serving as lead director (if applicable) and not including any annual retainers for committee service) into restricted stock units or to convert all or a portion of their restricted stock units into cash, as more fully set forth in the terms of the Policy.

The foregoing description of the Outside Director Compensation Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Outside Director Compensation Policy, a copy of which is attached hereto as Exhibit 10. 9 and is incorporated herein by reference.

Executive Compensation

In October 2020, the Board adopted the Executive Incentive Bonus Plan, or Bonus Plan, effective as of the consummation of the Business Combination. The purpose of the Bonus Plan is to motivate and reward eligible officers and employees for their contributions toward the achievement of certain performance goals.

Administration. The Bonus Plan will be administered by the Compensation Committee, which shall have the discretionary authority to interpret the provisions of the Bonus Plan, including all decisions on eligibility to participate, the establishment of performance goals, the number of awards payable under the plan, and the payment of awards. The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Bonus Plan to one or more directors and/or officers of the Company.

Performance criteria. The Compensation Committee may establish cash bonus targets and corporate performance metrics for a specific performance period or fiscal year pursuant to the Bonus Plan. Corporate performance goals may be based on one or more of the following criteria, as determined by the Compensation Committee and any adjustments thereto established by the Compensation Committee: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation, and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation, and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions, and savings and expense management; (xvi) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (xvii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share (basic or diluted); (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, funded collaborations, joint ventures acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, or intellectual property asset metrics; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, or completion of critical staff training initiatives; (xxvi) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, or technical progress against work plans; (xxvii) key regulatory objectives or milestones; and (xxviii) enterprise resource planning.

However, awards issued to participants may take into account other factors (including subjective factors). Performance goals may differ from participant to participant, performance period to performance period, and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the Company’s performance as a whole or against any of the Company’s affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis.

Service requirement. Unless otherwise determined by the Compensation Committee, a participant must be actively employed and in good standing with the Company on the date the award is paid. The Compensation Committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the Compensation Committee in its sole discretion.

Amendment or Termination. The Compensation Committee may terminate the Bonus Plan at any time, provided such termination shall not affect the payment of any awards accrued under the Bonus Plan prior to the date of the termination. The Compensation Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Bonus Plan in whole or in part.

The foregoing description of the Executive Incentive Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Executive Incentive Bonus Plan, a copy of which is attached hereto as Exhibit 10. 10 and is incorporated herein by reference.

Severance Agreements

In September 2020, the Legacy Fisker compensation committee approved severance benefits for Mr. Fisker and Dr. Gupta after reviewing certain market data provided by the independent consulting firm, Compensia, and taking into account the historically low cash compensation paid to Mr. Fisker and Dr. Gupta. The Company entered into severance agreements with Mr. Fisker and Dr. Gupta setting forth these severance benefits.

Henrik Fisker. Pursuant to the severance agreement entered into with Mr. Fisker, if Fisker terminates Mr. Fisker’s employment without cause or Mr. Fisker resigns for good reason, Mr. Fisker will be entitled to receive a cash payment equal to $9,682,000, plus the amount equal to 24 months of COBRA premium payments, in each case, less applicable withholding taxes and subject to, among other things, executing a general release of claims in favor of the Company and complying with the terms of his confidentiality agreement.

Dr. Geeta Gupta. Pursuant to the severance agreement entered into with Dr. Gupta, if Fisker terminates Dr. Gupta’s employment without cause or Dr. Gupta resigns for good reason, Dr. Gupta will be entitled to receive a cash payment equal to $4,597,500, plus the amount equal to 24 months of COBRA premium payments, in each case, less applicable withholding taxes and subject to, among other things, executing a general release of claims in favor of the Company and complying with the terms of her confidentiality agreement.

The foregoing description of the executive severance agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of executive severance agreement, a copy of which is attached hereto as Exhibit 10.11 and is incorporated herein by reference.

Certain Relationships and Related Transactions

This section should be read in conjunction with the information included in the Proxy Statement in the section titled “Certain Relationships and Related Party Transactions” beginning on page 244 of the Proxy Statement, which is incorporated herein by reference.

The following includes a summary of transactions since January 1, 2017, to which Legacy Fisker has been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of the Company’s directors, executive officers or beneficial owners of more than 5% of the Company’s capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described in this Current Report on Form 8-K under the section titled “Executive Compensation.” Described below are certain other transactions with the Company’s directors, executive officers and stockholders.

Equity Financings

Series A Preferred Stock

Between January 1, 2017 and March 2018, Legacy Fisker sold an aggregate of 291,033 shares (pre-business combination) of its Series A Preferred Stock at a purchase price of $7.48 per share (prior to the stock split) representing 2,910,330 shares post stock split to accredited investors for an aggregate purchase price of approximately $2.1 million. Each share of Series A Preferred Stock was exchanged for such number of shares of Class A Common Stock at an exchange ratio of 2.7162 in connection with the consummation of the Business Combination, as provided in the Business Combination Agreement.

The following table summarizes issuances of the Series A Preferred Stock to members of the Board and holders of more than 5% of the Company’s capital stock.

Name of Stockholder(1)	No. of Shares (Series A)*	Aggregate Purchase Price
Roderick Randall(2)	668,440	$499,993.12
Series Fisker, a separate series of The Randall Group, LLC(2)	568,170	$424,991.16
Nadine I. Watt Jameson Family Trust(3)	135,000	$100,980.00
HF Holdco LLC(4)	334,220	$249,996.56

*	All share numbers are pre-business combination.
(1)	Additional details regarding these stockholders and their equity holdings are described in the Proxy Statement in the section titled “Beneficial Ownership of Securities.”
(2)	Mr. Roderick Randall, a member of the Board, is the Series Manager of Series Fisker, a separate series of The Randall Group, LLC.
(3)	Ms. Nadine Watt, a member of the Board, is the Trustee of Nadine I. Watt Jameson Family Trust.
(4)	Mr. Henrik Fisker and Dr. Geeta Gupta — directors and officers of the Company and holders of greater than 5% of the Company’s capital stock — are each a Member of HF Holdco LLC.

Convertible Notes

From July 2019 through July 3, 2020, Legacy Fisker entered into a Convertible Note Purchase Agreement pursuant to which it issued $9,546,434.00 and €400,000 in aggregate principal amounts of convertible promissory notes, which are referred to as the Convertible Notes. The Convertible Notes accrued interest at a rate of 5% per year.

The following table summarizes the Convertible Notes purchased by members of the Company’s Board and holders of more than 5% of the Company’s capital stock.

Name of Stockholder(1)	Convertible Notes Principal Amount and Interest($)	Shares of Class A Common Stock
Roderick Randall(2)	$106,273.97	14,031
The Randall Group Fisker Series C(2)	$224,098.63	29,588
Henrik Fisker* and Geeta Gupta* and affiliated entities(3)	$255,239.73	33,072

*	Owners of more than 5% of the Company’s capital stock.
(1)	Additional details regarding these stockholders and their equity holdings are described in the Proxy Statement in the section titled “Beneficial Ownership of Securities.”
(2)

Mr. Randall, a member of the Board, is the Managing Director of the Randall Group Fisker Series C. Pursuant to a letter agreement dated July 29 2019, entered into in connection with the Convertible Note Purchase Agreement, Mr. Randall was granted the right to receive a base model Fisker electric SUV.

(3)

Mr. Fisker and Dr. Gupta are each a Member of HF Holdco LLC. On May 29, 2020, the Company entered into the Convertible Note Purchase Agreement with HF Holdco LLC, whereby the Convertible Note was issued to HF Holdco LLC in the principal amount of $250,000, in satisfaction of advances made by Mr. Fisker and Dr. Gupta in connection with the formation of the Company.

Roderick Randall, a member of the Board, provides certain services to the Company pursuant to a consulting agreement entered into with the Company dated May 1, 2017. In connection with the consulting agreement, Mr. Randall received an option grant to purchase 58,820 shares (pre-business combination) of Class A Common Stock. Mr. Randall also received an option grant to purchase 25,000 and 5,000 shares (pre-business combination) of Class A Common Stock on June 22, 2020.

Private Warrants (Magna International Inc.)

On October 14, 2020, the Company and Spartan entered into a Cooperation Agreement with Magna which provides that the Company would issue to Magna (or to an affiliate of Magna) warrants to purchase Class A Common Stock in an amount equal to six percent (6%) of the Company’s capital stock on a fully diluted basis. On October 29, 2020, the Company issued Magna 19,474,454 Magna Warrants. The Magna Warrants are subject to vesting upon the achievement of certain milestones as set forth in the Cooperation Agreement. Additionally, the shares of Class A Common Stock underlying the Magna Warrants are entitled to registration rights under the Amended and Restated Registration Rights Agreement and Magna entered into a lock-up agreement on the same terms as the other investors in the Company.

Private Placement

On October 29, 2020, a number of purchasers purchased from the Company an aggregate of 50,000,000 shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $500 million (the “PIPE Financing”). The PIPE Financing was consummated concurrently with the Closing.

Amended and Restated Investors’ Rights Agreement

In April 2018, the Company entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of the Company’s capital stock including certain directors, officers and 5% holders of the Company’s capital stock. The Investors’ Rights Agreement terminated in accordance with its terms at the closing of the Business Combination.

Other transactions

Indemnification agreements and directors’ and officers’ liability insurance

The Company entered into indemnification agreements with each of the Company’s directors and executive officers as of the Closing. The indemnification agreements and the Company’s bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Company, arising out of the person’s services as a director or executive officer. The Company has obtained an insurance policy that insures its directors and officers against certain liabilities, including liabilities arising under applicable securities laws. For more information regarding these indemnification agreements, see the section titled “Management After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers” in the Proxy Statement.

Executive compensation

The Company has granted stock options and other equity awards to the Company’s executive officers and certain of its directors that provide for change in control benefits. For a description of these options and equity awards, see the sections titled “—Executive Compensation” and “Executive Compensation—Fisker” in the Proxy Statement.

Policies and procedures for related party transactions

The Audit Committee Charter became effective upon the Closing of the Business Combination. The Audit Committee Charter states that the Audit Committee is responsible for reviewing and approving in advance any related party transaction. The Board adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions by the Audit Committee.

Pursuant to the policy, all of the Company’s directors, officers and employees will be required to report to the Audit Committee prior to entering into any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company is to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by the Company of a related person.

The Company believes that the Company has executed all of the transactions described herein on terms no less favorable to the Company than the Company could have obtained from unaffiliated third parties. It is the Company’s intention to ensure that all future transactions between the Company and its officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee, and are on terms no less favorable to the Company than those that the Company could obtain from unaffiliated third parties.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings of the Company in the section of the Proxy Statement titled “Information About Fisker—Legal Proceedings” and is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Prior to the Closing, the Company’s publicly traded Class A Common Stock, public warrants and units were listed on NYSE under the symbols “SPAQ,” “SPAQ WS” and “SPAQ.U,” respectively. Upon the Closing, the Class A Common Stock and public warrants were listed on NYSE under the symbols “FSR” and “FSR WS,” respectively. The Company’s publicly traded units automatically separated into their component securities upon the Closing and, as a result, no longer trade as a separate security and were delisted from NYSE.

The Company has not paid any cash dividends on shares of its Class A Common Stock to date. The payment of any cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities

The description of the Company’s securities is contained in the Proxy Statement in the section titled “Description of Securities” beginning on page 227 and is incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the Proxy Statement in the section titled “Management After the Business Combination—Limitations on Liability and Indemnification of Directors and Officers” which information is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section titled “Indemnification Agreements” is incorporated by herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The issuance of Class A Common Stock upon automatic conversion of Class B Common Stock at the Closing has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

The securities issued in connection with the Business Combination Agreement have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

As previously disclosed, in connection with the execution of the Business Combination Agreement, the Company entered into subscription agreements, each dated July 10, 2020 (the “Subscription Agreements”), with certain investors pursuant to which the investors agreed to purchase 50,000,000 shares of Class A Common Stock in a private placement for an aggregate purchase price of $500 million (the “PIPE Financing”). The PIPE Financing was consummated concurrently with the Closing. The shares of Class A Common Stock issued in the PIPE Financing have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

On October 29, 2020, the Company issued the Magna Warrants exercisable for up to 19,474,454 shares of the Company’s Class A Common Stock, subject to adjustment, in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act. The Magna Warrants were issued pursuant to the Cooperation Agreement entered into by the Company and Magna, the holder of the Magna Warrants (the “Holder”), dated October 15, 2020. The Company has relied on the exemption from registration under the Securities Act based in part on representations made by the Holder in the agreement pursuant to which the Warrants were issued that it is an “accredited investor” as defined in Rule 501 under the Securities Act and that the Magna Warrants are being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof in violation of any federal or state securities laws.

The Magna Warrants are subject to vesting as follows:

Milestones	Percentage of Warrants that Vest Upon Achievement
(i) Achievement of the “preliminary production specification” gateway as set forth in the Development Agreement; (ii) entering into the Platform Agreement; and (iii) entering into the Initial Manufacturing Agreement	33.3%
(i) Achievement of the “target agreement” gateway as set forth in the Development Agreement and (ii) entering into the Detailed Manufacturing Agreement, which will contain terms and conditions agreed to in the Initial Manufacturing	33.3%
Start of pre-serial production	33.4%

The exercise price for the Magna Warrants is $0.01 per share of Class A Common Stock. The Magna Warrants will vest in full upon a change of control of the Company. Once vested, the Magna Warrants may be exercised at the election of the Holder, in whole but not in part, by the tender to the Company of a notice of exercise. The Warrants will expire on October 29, 2030.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosure set forth under Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On October 29, 2020, the Audit Committee of the Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2020. Deloitte served as the independent registered public accounting firm of Legacy Fisker prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“WithumSmith”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by Deloitte as the Company’s independent registered public accounting firm following the completion of WithumSmith’s review of the quarter ended September 30, 2020, which consists only of the accounts of the pre-Business Combination special purpose acquisition company. This decision was approved by the Board.

The report of WithumSmith, independent registered public accounting firm, dated March 12, 2020, on the Company’s financial statements as of December 31, 2019, and for the period from October 13, 2017 (inception) through December 31, 2019, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles other than the Company’s ability to continue as a going concern due to the Company’s obligation to either complete a business combination by the close of business on August 14, 2020, or cease all operations except for the purpose of winding down and liquidating.

During the period of WithumSmith’s engagement by the Company, during the period from October 13, 2017 (inception) to December 31, 2019, and the subsequent period through October 28, 2020, there were no disagreements with WithumSmith on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of WithumSmith, would have caused it to make a reference to the subject matter of the disagreement in connection with its report covering such period. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of WithumSmith’s engagement and the subsequent interim period preceding WithumSmith’s dismissal.

During the period from October 13, 2017 (inception) through December 31, 2019, and the subsequent interim period preceding the engagement of Deloitte, neither the Company nor anyone on the Company’s behalf consulted with Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided WithumSmith with a copy of the foregoing disclosures prior to the filing of this Current Report on Form 8-K and requested that WithumSmith furnish a letter addressed to the Commission stating, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which is does not agree.

Item 5.01.	Changes in Control of Registrant.

The disclosure set forth in the “Introductory Note” above and in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K under the sections titled “Directors and Executive Officers,” “Director Compensation” and “Executive Compensation” is incorporated by herein by reference.

2020 Equity Incentive Plan

As previously disclosed, at the Special Meeting, on October 28, 2020, the stockholders of the Company considered and approved the 2020 Equity Incentive Plan. The 2020 Equity Incentive Plan was previously approved, subject to stockholder approval, by the Board on October 4, 2020. The 2020 Equity Incentive Plan became effective immediately upon the Closing.

A description of the 2020 Equity Incentive Plan is included in the Proxy Statement in the section titled “Proposal No. 6—The 2020 Plan Proposal” which is incorporated herein by reference. The foregoing description of the 2020 Equity Incentive Plan does not purport to be complete and is qualified in its entirety by the full text of the 2020 Equity Incentive Plan and the related forms of award agreements under the 2020 Equity Incentive Plan, which are attached hereto as Exhibit 10.12 and incorporated herein by reference.

2020 Employee Stock Purchase Plan

As previously disclosed, at the Special Meeting, on October 28, 2020, the stockholders of the Company considered and approved the 2020 Employee Stock Purchase Plan. The 2020 Employee Stock Purchase Plan was previously approved, subject to stockholder approval, by the Board on October 4, 2020. The 2020 Employee Stock Purchase Plan became effective immediately upon the Closing.

A description of the 2020 Employee Stock Purchase Plan is included in the Proxy Statement in the section titled “Proposal No. 7—The ESPP Proposal” which is incorporated herein by reference. The foregoing description of the ESPP does not purport to be complete and is qualified in its entirety by the full text of the 2020 Employee Stock Purchase Plan, which is attached hereto as Exhibit 10. 13 and incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of a “Business Combination” as required by the amended and restated certificate of incorporation of the Company, as in effect immediately prior to the Closing, the Company ceased to be a shell company upon the Closing. A description of the Business Combination and the terms of the Business Combination Agreement are included in the Proxy Statement in the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement” which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The consolidated financial statements of Legacy Fisker as of and for the years ended December 31, 2019 and 2018 included in the Proxy Statement beginning on page F-56 are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Legacy Fisker for the nine months ended September 30, 2020 and 2019 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(b)	Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2020 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

(c)	List of Exhibits.

Exhibit No.	Description

2.1*	Business Combination Agreement and Plan of Reorganization, dated as of July 10, 2020, by and among Spartan Energy Acquisition Corp., Spartan Merger Sub and Fisker Inc (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 13, 2020.

3.1	Second Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated By-Laws of the Company.

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-226274), filed with the Securities and Exchange Commission on July 27, 2018).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-226274), filed with the Securities and Exchange Commission on July 27, 2018).

4.3	Warrant Agreement, dated August 9, 2018, between Continental Stock Transfer & Trust Company and Spartan Energy Acquisition Corp. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 14, 2018).

4.4	Warrants to Purchase Shares of Class A Common Stock issued to Magna International Inc. dated October 29, 2020.

10.1	Sponsor Agreement, dated July 10, 2020 by and between Spartan Energy Acquisition Corp. and Spartan Energy Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 13, 2020).

10.2	Amended and Restated Registration Rights Agreement, dated as of October 29, 2020, by and among the Company, Spartan Energy Acquisition Sponsor LLC and certain other parties.

10.3	Form of Lock-Up Agreement.

10.4	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 13, 2020).

10.5	Form of Indemnification Agreement.

10.6*	Cooperation Agreement by and among the Company, Magna International Inc., and Spartan Energy Acquisition Corp. dated as of October 14, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2020).

10.7*	Sublease Agreement by and between Cosmo Co., USA, and the Company, dated as of September 21, 2020.

10.8	Lease Agreement by and between Continental 830 Nash LLC and the Company, dated as of October 2, 2020.

10.9†	Fisker Inc. Outside Director Compensation Policy.

10.10†	Fisker Inc. Executive Incentive Bonus Plan.

10.11†	Fisker Inc. Form of Executive Severance Agreement.

10.12†	Fisker Inc. 2020 Equity Incentive Plan and related forms of award agreements.

10.13†	Fisker Inc. 2020 Employee Stock Purchase Plan.

10.14†	Fisker Inc. 2016 Equity Incentive Plan, as amended, and related form of option agreement.

16.1	Letter to the Securities and Exchange Commission from WithumSmith+Brown, PC, dated November 4, 2020.

21.1	List of Subsidiaries.

99.1	Selected historical financial data of Fisker Inc. for the nine months ended September 30, 2019 and 2020, and the years ended December 31, 2018 and 2019.

99.2	Unaudited condensed consolidated financial statements of Fisker Inc., for the nine months ended September 30, 2020.

99.3	Unaudited pro forma condensed consolidated combined financial information of Fisker Inc., for the nine months ended September 30, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*

The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

†	Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fisker Inc.

Date: November 4, 2020	By:	/s/ Henrik Fisker
	Name:	Henrik Fisker
	Title:	President and Chief Executive Officer